Exhibit 99.1

FBRSI 2005-5

Breakeven Analysis

Forward LIBOR

	100 PPC						65 PPC
	45% Severity			55% Severity			45% Severity			55% Severity
	Break SDA	WAL	Cum Loss	Break SDA	WAL	Cum Loss	Break SDA	WAL	Cum Loss	Break SDA	WAL	Cum Loss
Class M2	6487	6.47	21.23%	4828	7.65	21.73%	5021	10.08	23.64%	3793	11.86	24.59%
Class M6	3556	10.74	14.46%	2793	11.58	14.78%	3035	14.85	17.41%	2411	15.31	18.07%
Class M7	3030	11.66	12.86%	2404	12.42	13.15%	2687	15.91	16.00%	2153	16.13	16.60%
Class M8	2699	13.00	11.78%	2153	13.65	12.03%	2456	17.23	14.99%	1979	17.36	15.56%

	Forward LIBOR + 200 bps
	100 PPC						65 PPC
	45% Severity			55% Severity			45% Severity			55% Severity
	Break SDA	WAL	Cum Loss	Break SDA	WAL	Cum Loss	Break SDA	WAL	Cum Loss	Break SDA	WAL	Cum Loss
Class M2	6285	6.60	20.86%	4656	7.81	21.24%	4670	10.68	22.74%	3528	12.40	23.52%
Class M6	3352	11.07	13.86%	2627	11.90	14.10%	2751	15.41	16.28%	2185	15.79	16.81%
Class M7	2828	11.96	12.21%	2238	12.71	12.43%	2412	16.62	14.81%	1933	16.80	15.29%
Class M8	2498	13.35	11.09%	1986	13.99	11.27%	2187	18.40	13.76%	1763	18.39	14.22%

The “Break SDA” is the SDA that creates first dollar of principal loss on the related bond. Cumulative losses are as a percentage of the Cut-Off Date balance of the Mortgage Loans.

Assumptions

Prepay Speed: as noted

LIBOR: as noted

Severity: as noted

12 Month Lag

Run to maturity

Triggers Set to Fail

Defaults are in addition to prepays

Principal and interest advanced on all defaulted loans

Disclaimer

This Series Term Sheet, including the computational materials herein, was prepared solely by FBR, is intended for use by the addressee only, and may not be provided to any third party other than the addressee’s legal, tax, financial and/or accounting advisors for the purposes of evaluating such information. This information is furnished to you solely by FBR and not by the Depositor, the Issuer of the securities or any of their affiliates. FBR is acting as underwriter and not acting as agent for the Depositor, the Issuer or their affiliates in connection with the proposed transaction. This material is provided for information purposes only, and does not constitute an offer to sell, nor a solicitation of an offer to buy, the referenced securities. It does not purport to be all-inclusive or to contain all of the information that a prospective investor may require to make a full analysis of the transaction. All information contained herein is preliminary and it is anticipated that such information will change. The information contained herein supersedes information contained in any prior series termsheet for this transaction. In addition, the information contained herein will be superseded by information contained in the prospectus and prospectus supplement for this transaction and in any other material subsequently filed with the Securities and Exchange Commission. An offering may be made only through the delivery of the prospectus and prospectus supplement. Any investment decision with respect to the referenced securities should be made by you solely upon all of the information contained in the prospectus and prospectus supplements.